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                         INTERNAL EXCHANGE ENDORSEMENT

ENDORSEMENT DATE: MM/DD/YYYY

As of the Endorsement Date, this Endorsement is attached to and made a part of Your Contract. The following is added to the Withdrawals provision of the Contract Schedule:

We may waive, by written notice, applicable Withdrawal Charges with respect to all or any portion of the Cash Surrender Value that is directly transferred to an annuity contract issued by Us or one of Our affiliate companies.

Metropolitan Life Insurance Company of Connecticut has caused this Rider to be signed by its Secretary.

                              METROPOLITAN LIFE INSURANCE COMPANY OF CONNECTICUT

                              -s- Gwenn L. Carr

                              [SECRETARY]